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                                                                   Exhibit 10(x)


Hadia Lefavre
Executive Vice President,
Human Resources Worldwide

                                                              June 11, 2001

PERSONAL AND CONFIDENTIAL

G. Robert Lucas
[residence address]

Dear Rob:

         You have indicated that you wish to take early retirement from The Scotts Company (hereinafter referred to as "Scotts" or the "Company"). Subject to the terms and conditions set forth in this letter agreement (hereinafter referred to as the "Agreement,"), Scotts is willing to grant you retirement status. The terms pursuant to which you will be granted retirement status are as follows:

         1. You will remain as a full-time Scotts' associate in your present position at your present level of salary and benefits through September 30, 2001. On October 1, 2001, you will retire and you will resign your positions as Executive Vice President, General Counsel and Secretary and all other offices and directorships you may hold with the Company or any of its subsidiaries by executing the attached resignation letter.

         2. You will be eligible for a payout under the 2001 Executive Annual Incentive Plan. Payouts under the terms of this Plan are expected to be made in late November 2001. You will not be eligible for any further stock option grants.

         3. As a reward for your past service to the Company, you shall receive the sum of $535,800, payable in 12 equal monthly installments of $44,650 each (less required tax withholding) beginning in October 2001 through and including September 2002.

         4. You will be entitled to keep the laptop computers, Palm Pilot, Rex Pro and cellular telephone currently in your possession. You agree to pay all cellular phone charges incurred after October 1, 2001.

         5. Your vision plan insurance coverage will be continued through the end of September 2001.



     Phone 614-719-5602 Fax 614-719-5752 E-Mail: hadia.lefavre@scottsco.com



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G. Robert Lucas
June 11, 2001
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         6.       You presently have 118,000 stock options. As a retiree, all of these options will vest on the date of your retirement. Your ability to exercise these options will be governed by the terms and conditions of the Scotts' Stock Option Plan pursuant to which they were granted.

         7. You will continue to be eligible to participate in the Retirement Savings Plan and the Executive Retirement Plan of the Company through September 30, 2001. Your benefits pursuant to each such Plan will be handled according to your election under the Plan options. You should discuss the tax effect of any decisions you make with respect to such Plans with your legal or tax advisor.

         8. Eligibility for short and long term disability benefits under Scotts group plans expires on September 30, 2001. Life insurance coverage will continue through September 30, 2001. Within 30 days following the expiration of your life insurance coverage, you have the right to convert all or part of your group life insurance.

         Except as set forth in this letter, all other benefits to which you were entitled as a full-time Scotts' associate cease as of October 1, 2001.

         You are reminded of the terms of the Key Management Scott Associate Agreement, a copy of which is attached.

         This Agreement is personal and not assignable by you. In the event of your death prior to October 1, 2001, this Agreement shall terminate as of the last day of the month during which your death occurred. In such an event, your designated beneficiary (or if none is designated, your estate) will be paid (i) all pay and benefits due up through the month of your death, and (ii) the pay, awards and benefits due as provided for in this Agreement. If your death occurs while you are still in an employee status, your widow would be entitled to the benefits applicable to widows under the benefit plans in which you are participating at the time of your death.

         Scotts is proposing to provide you with the opportunity to receive this retirement package on an exception basis and in return for your signature of the legal release contained in this Agreement. By executing this Agreement, you acknowledge and agree that the payments to be made to you and the other awards and benefits extended to you exceed the normal policies and practices of the Company and that you have received full and fair consideration for signing this Agreement. You also acknowledge and agree that the payments, awards and benefits provided for herein are in lieu of those provided for in the "Termination" provisions of your Employment Letter dated April 10, 1997.

         If you determine to accept this package, you should sign this Agreement as discussed below. By signing, you agree, except for the obligations set forth in this Agreement, that all of Scotts' other obligations and any claims you may have, whether now known or unknown to you against Scotts, its affiliated corporations and directors or employees thereof ("Releasees") are released. In consideration of the awards and benefits provided to you herein, you agree not to

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G. Robert Lucas
June 11, 2001
Page 3


sue Releasees under any or all causes of action and agree not to file any complaint or other action with any governmental agency, including claims of Age Discrimination in employment under the Federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Except as specifically stated herein and except as provided in the Scotts' Retirement Savings Plan and the Scotts' Executive Retirement Plan, you agree that you have no claim for and will not be entitled to any other benefits, bonus, compensation, perquisites, sick pay allowance or any kind of other remuneration arising out of your employment.

         You agree to keep the terms of this Agreement confidential and not to disclose any information concerning these matters to anyone (excluding your spouse and any attorney you may retain), including but not limited to past, present or future employees of Scotts or its affiliates. You agree to indemnify Releasees from any loss, costs or attorneys' fees arising from any breach by you of this Agreement.

         You will have until July 2, 2001 to consider this offer. If you accept, you will have seven (7) calendar days from the date of acceptance to revoke this Agreement.

         This Agreement contains the release of important legal rights. You should consult with an attorney before executing it.

         This Agreement will be construed in accordance with the substantive laws of the State of Ohio. The rights and duties of the parties shall not be assignable. The Agreement may not be amended except in writing signed by the party against whom an obligation is to be enforced. You acknowledge that no representations, other than those contained herein, have been made as an inducement for you to accept the terms of this Agreement.

         Intending to be legally bound hereby, we have executed this Agreement this 11th day of June, 2001.

THE SCOTTS COMPANY



By:  /s/ Hadia Lefavre
    --------------------------------------
         Hadia Lefavre
         Executive Vice President



ACCEPTANCE:


     /s/        G. Robert Lucas
    --------------------------------------
                G. Robert Lucas



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